Exhibit (a)(1)

CODE OF ETHICS FOR SENIOR OFFICERS OF

EQ PREMIER VIP TRUST

EQ ADVISORS TRUST

1290 FUNDS

(individually a “Trust” and collectively, the “Trusts”)

(Effective as of June 10, 2014)

This Code of Ethics for Senior Officers (“Code”) has been adopted by each of the investment companies for which Equitable Investment Management Group, LLC and Equitable Investment Management, LLC (collectively, “EIM” or “Adviser”) acts as investment adviser to effectuate compliance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules adopted to implement Section 406.

This Code applies to each Trust’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (“Covered Officers”). A listing of positions corresponding to Covered Officers is attached as Exhibit A.1 Equitable Investment Management, LLC (“Administrator”) serves as administrator to the Trusts and is generally responsible for monitoring, testing and maintaining compliance policies, procedures and other items for the Trusts, and thus assists in monitoring compliance with applicable requirements pursuant to this Code.

1.	Purpose of the Code of Ethics for Senior Officers of the Trusts

This Code sets forth standards and procedures that are reasonably designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of this Code to the Code Administrator identified below; and

•	accountability for adherence to this Code.

[1]

The obligations imposed by this Code on Covered Officers are in addition to any obligations imposed on such persons as Covered Persons under the Code of Ethics adopted by the Trusts pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, and any other code of conduct (e.g., Equitable Financial’s Policy Statement on Ethics) applicable to Covered Officers. This Code does not incorporate by reference any of such other codes and, accordingly, violations of those codes will not be necessarily considered violations of this Code and waivers granted under those codes will not necessarily require a waiver to be granted under this Code. Sanctions imposed under those codes, however, will be considered in determining sanctions under this Code.

In general, the principles that govern honest and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum, the following: (1) the duty at all times in performing any responsibilities as a Covered Officer to place the interests of the Trusts ahead of personal economic issues; (2) the fundamental standard that Covered Officers should not take inappropriate advantage of their positions; and (3) the duty to assure that a Trust’s financial statements are prepared honestly and accurately in accordance with applicable rules, regulations and accounting standards.

2.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

For purposes of this Code, a “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to a Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in a Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trusts and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“Investment Company Act”), and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Trust because of their status as “affiliated persons” of a Trust. The Trusts’ and the Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts also arise from, or as a result of, the contractual relationship between a Trust and the Adviser, of which the Covered Officers are also officers or employees. This Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Trust or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and a Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between each Trust and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. If addressed in conformity with the provisions of the Investment Company Act and Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by each Trust’s Board of Trustees that the Covered Officers also may be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the prohibitions listed in Section 3 below, Covered Officers should keep in mind that the list is not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Trust.

3.	Prohibitions

A Covered Officer shall not:

•	use his or her position with a Trust for private economic gain to himself or herself, his or her family or friends or any other person, or in a manner detrimental to the interests of any Trust;

•

use his or her personal influence or personal relationships to influence the preparation and issuance of financial reports of a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust and its shareholders;

•	cause a Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; or

•	exercise inappropriate influence in connection with his or her official acts on behalf of a Trust that causes a Trust to violate applicable laws, rules and regulations.

Specifically, a Covered Officer shall not, in connection with carrying out his or her official duties and responsibilities on behalf of a Trust:

(i) employ any device, scheme or artifice to defraud a Trust or its shareholders;

(ii) intentionally cause a Trust to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in its official documents, filings, financial statements or communications to the public;

(iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Trust or its shareholders;

(iv) engage in any manipulative practice with respect to a Trust;

(v) use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust or its shareholders;

(vi) intentionally cause a Trust to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Commission and in other public communications made by the Trust;

(vii) intentionally mislead or omit to provide material information to a Trust’s independent auditors or Board of Trustees or other officers of the Trust or its Adviser in connection with financial reporting matters;

(viii) fail to notify the Code Administrator promptly if he or she becomes aware of any existing or potential violation of this Code or applicable laws;

(ix) retaliate against others for, or otherwise discourage the reporting of, actual or apparent violations of the Code or applicable laws;2

(x) serve as a director on the board of any public or private company;

(xi) have any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than its Adviser, principal underwriter, administrator or any affiliated person thereof; or

(xii) fail to acknowledge or certify compliance with this Code.

[2]

Covered Officers should make clear to officers and other employees that the Covered Officers maintain an “open door” policy that encourages the exchange of information, including the reporting of concerns of the type that this Code is designed to address.

4.	Reports of Conflicts of Interest

If a Covered Officer becomes aware of a conflict of interest or, to the Covered Officer’s reasonable belief, the appearance of one, he or she must immediately report the matter to the Code Administrator. Failure to do so is itself a violation of this Code.

Upon receipt of such a report of a conflict, the Code Administrator will take proper steps to determine whether a conflict exists. If the Code Administrator determines that an actual conflict exists, the Code Administrator will take steps to resolve the conflict in the interests of the Trust and its shareholders. If the Code Administrator determines that no conflict exists and informs the Covered Officer of that conclusion, no further action is required.

In lieu of the procedures described above, the Code Administrator may refer the matter to the appropriate Trust’s Board of Trustees for resolution.

5.	Waivers

Any Covered Officer may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Code Administrator, setting forth the basis of such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Code Administrator shall review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any of the provisions of this Code, the Code Administrator shall consider whether the proposed waiver:

(i) would permit a Covered Officer to engage in activities that are prohibited by Section 3 above;

(ii) is consistent with honest and ethical conduct; and

(iii) will result in a conflict of interest between the Covered Officer’s personal and professional relationships.

In lieu of determining whether to grant a waiver, the Code Administrator may refer the matter to the appropriate Trust’s Board of Trustees for resolution.

6.	Reporting and Accountability

(a) All Covered Officers shall be provided with a copy of the Code and shall, at least annually, certify in writing that they have read and understands the Code and recognize that they are subject thereto.

(b) All Covered Officers shall certify annually in writing that they have complied with the requirements of the Code and that they have disclosed or reported any violations of the Code.

(c) The Code Administrator, with the assistance of the Administrator, shall submit a report to the Board of Trustees of each Trust no less frequently than annually containing: (i) a description of any report of a conflict of interest or apparent conflict of interest and the disposition thereof; (ii) a description of any request for a waiver from the Code and the disposition thereof; (iii) any violation and the sanction imposed; (iv) interpretations issued under the Code by the Code Administrator; and (v) any other significant information arising under the Code, including any proposed amendments thereto.

(d) The Code Administrator, with the assistance of Administrator, will arrange for any required disclosure of any waivers granted or any “implicit waivers.” An “implicit waiver” is the failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Trust or EIM or the Code Administrator.

7.	Periodic Review

The Board of Trustees of each Trust shall periodically review, as necessary, the Code and determine whether any amendments are necessary or desirable.

8.	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Code Administrator as may be deemed appropriate under the circumstances to achieve the purposes of this Code, and taking into account sanctions imposed under any other code of conduct applicable to the Covered Officer, and may include a letter of censure, suspension from employment or termination of employment, in the discretion of the Code Administrator.

9.	Administration and Construction

(a) The administration of this Code shall be the responsibility of the (1) General Counsel of the Adviser or other designated senior legal officer of each Trust’s Adviser (“Code Administrator”) and (2) Chief Compliance Officer (“CCO”) of the Trust, acting under the terms of this Code and the oversight of each Trust’s Board of Trustees. Administrator shall provide assistance with this process.

(b) The duties of such Code Administrator and the CCO, with the assistance of Administrator, will include:

1. Continuous maintenance of a current list of the names of all Covered Officers;

2. Furnishing all Covered Officers with a copy of this Code and initially and periodically informing them of their duties and obligations thereunder;

3. Maintaining or supervising the maintenance of all records required by the Code, as set forth in Section 10 below;

4. Issuing any interpretation of this Code;

5. Conducting such inspections or investigations as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code to Equitable and to the Trustees or the affected Trusts or any committee appointed by them to deal with such information; and

6. Periodically conducting educational training programs as needed to explain and reinforce the terms of this Code.

(c) In rendering decisions and interpretations and in conducting inspections or investigations under the Code, the Code Administrator and CCO may consult at his or her discretion with such persons as he or she determines to be appropriate, including, but not limited to, counsel to a Trust and independent auditors or other consultants, subject to any requirement to seek pre-approval from the appropriate Trust’s audit committee for the retention of independent auditors to perform permissible non-audit services.

(d) Each Trust shall protect, indemnify and hold harmless the Code Administrator and CCO from any liability hereunder or under any applicable law, rule or regulation, for decisions made in good faith based upon his or her reasonable judgement.

10.	Required Records

The Code Administrator, with the assistance of Administrator, shall maintain and cause to be maintained in an easily accessible place the following records for the period required by applicable SEC rules (currently six years following the end of the fiscal year of a Trust in which the applicable event or report occurred):

(a) A copy of any Code that has been in effect during the period;

(b) A record of any violation of such Code and of any action taken as a result of such violation during the period;

(c) A copy of each annual report made by a Covered Officer during the period;

(d) A copy of each report made by the Code Administrator during the period;

(e) A list of all Covered Officers who are or have been required to make reports pursuant to this Code during the period, plus those person(s) who are or were responsible for reviewing these reports;

(f) A record of any request to waive any requirement of the Code, the decision thereon and the reasons supporting the decision during the period; and

(g) A record of any report of a conflict of interest or appearance of a conflict of interest made during the period, the decision thereon and the reasons supporting the decision during the period.

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or by the Code, such matters shall not be disclosed to anyone other than the Adviser, each Trust’s Board of Trustees, counsel to the Independent Trustees of each Trust, and counsel to each Trust.

11.	Amendments and Modifications

This Code may not be amended or modified except in a written form that is specifically approved by a majority vote of the Independent Trustees of each Trust.

12.	Internal Use

The Code is intended solely for the internal use by each Trust and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.

Adopted by the EQ Premier VIP Trust Board of Trustees: March 16, 2011

Predecessor Procedures of the Investment Manager Adopted: September 17; 2003

Amendment Approved: July 24, 2008

Adopted by the EQ Advisors Trust Board of Trustees March 1, 2011

Predecessor Procedures of the Investment Manager Adopted: September 10, 2003

Amendment Approved: July 9, 2008

Adopted by the 1290 Funds Board of Trustees June 10, 2014

Amended: August 2021

Amended: January 2023

Exhibit A

Positions Covered by the Code of Ethics for Senior Officers

Each Trust (as appropriate)

Chief Executive Officer

Chief Financial Officer

Treasurer

Assistant Treasurer

Controller